Exhibit 99.1

Warren Resources Announces Record

Third Quarter 2006 Results

–                 Earnings Per Share $0.04 in Q3 2006 versus ($0.04) Loss in Q3 2005

–                 Oil and Gas Revenue Increases 121%

–                 Oil Production Increases 240%

New York, New York, November 2, 2006.  Warren Resources, Inc. (Nasdaq:WRES) today announced 2006 third quarter financial and operating results. The Company reported net earnings of $2.1 million or $0.04 per diluted common share for the third quarter ended September 30, 2006. This compares to a net loss of $1.5 million or ($0.04) loss per diluted common share for the third quarter of 2005.

Oil and gas revenues increased 121% to $8.4 million for the third quarter of 2006 as compared to the third quarter of 2005. This increase resulted from a 240% increase in oil production as well as higher realized oil prices. Higher oil production resulted primarily from our secondary recovery water flood drilling program in the Wilmington Townlot Unit field (“WTU”) as well as the December 2005 acquisition of the adjacent North Wilmington Unit (“NWU”) in the Wilmington oil field in California. Natural gas production declined 15% in the third quarter of 2006 compared to 2005 due to equipment repairs in the Sun Dog Unit in our Atlantic Rim Project and the depletion of our older coalbed methane (“CBM”) wells in the Powder River Basin.

Warren’s cash provided by operating activities for the nine months ending September 30, 2006 was $6.2 million as compared to cash used in operating activities of ($11.9) million for the same period in 2005.

Third Quarter 2006 Financial Highlights

Total revenues increased 2% to $10.2 million for third quarter of 2006 as compared to the third quarter of 2005. Net oil production for the third quarter of 2006 increased 240% to      117 thousand barrels compared to 35 thousand barrels for the third quarter of 2005. Net gas production for the third quarter of 2006 declined 15% to 246 Mmcf compared to 288 Mmcf for the third quarter of 2005. The average realized price per barrel of oil was $60.82 for the third quarter of 2006 compared to $53.43 for the third quarter 2005. Additionally, the average realized price per Mcf of gas was $5.28 for the third quarter of 2006 compared to $6.86 for the third quarter of 2005.

Production and exploration expense increased 52% to $3.4 million for the third quarter of 2006 compared to the third quarter of 2005. This increase was primarily attributable to increased production and repairs in the WTU and the NWU.

“We are very pleased that we were again able to deliver strong growth in revenues, earnings and cash flow from operating activities.  Additionally, we are very encouraged by the results of our first two horizontal Tar formation wells drilled in the WTU”, stated Norman F. Swanton, Warren’s Chairman and CEO. “As a result, we are going to devote one drilling rig exclusively to drilling additional horizontal Tar wells.”

OPERATIONAL UPDATE

Wilmington Townlot Unit, California

In the third quarter of 2006, net capital expenditures totaled $19.3 million, of which $12.5 million relates to the WTU oil field in California. The Company has drilled 42 gross (41 net) wells to date in the WTU during 2006 and anticipates drilling a total of 47 gross (46 net) wells for the year.

Warren has two drilling rigs operating in the WTU. Since commencing drilling in June 2005, 58 wells (41 producers and 17 injectors) have been directionally drilled in the WTU from our central facility.  During this time, we completed 35 gross producing wells and 15 water injection wells. The remaining six producers and two water injection wells are currently awaiting completion due to being covered over by the large footprint of the Nabors drilling rig. In order to commence oil production from the wells awaiting completion and to activate the two additional water injection wells, we are removing the pipe deck from the Nabors drilling rig to allow completion of these wells. This is estimated to occur over the next five weeks. Shortly thereafter, the drilling rig will resume drilling activities in the WTU in the Upper Terminal and the Tar formations.

Additionally, four of the previously completed wells are not producing due to downhole problems. These wells are temporarily inaccessible due to cellar construction activities. We anticipate returning these wells to production before year end.

The new Upper Terminal producing wells are averaging approximately 25 barrels of oil per day (“BOPD”) per well. These parameters are generally within the Company’s expectations, especially since the field has not benefited from any significant effects of water injection support. We believe that this benefit will become evident over the next twelve to twenty-four months, since the Company has recently activated its upgraded water injection facility in the WTU.

Tar Formation Horizontal Drilling Results

The first Tar formation horizontal well in the WTU was completed on August 5, 2006 and is currently producing approximately 120 BOPD of 14 gravity crude oil with a water/oil ratio of 2.5, without any reservoir pressure assistance from water injection. The second Tar formation horizontal well drilled in the WTU was completed on October 28, 2006. Initial test results are slightly higher than the first horizontal well. Currently, the second Tar well has a water/oil ratio of 0.4. We are initially producing the second Tar well at rates that may be below its potential until the well stabilizes.

Based on current well results from our first two horizontal Tar wells, which are further supported by our modern geological and petrophysical computerized database, we will devote one of our two drilling rigs to Tar horizontal wells. We have identified 14 drilling locations in this formation. After drilling these wells, we will evaluate potential additional Tar drilling locations.

Additionally, as a result of increased oil production from the WTU, the Company is arranging for a 0.9 mile connecting pipeline to be constructed to facilitate the direct transport of WTU crude oil to the local Los Angeles Basin oil refineries.  Since taking over operations of the WTU in March 2005, Warren has increased gross oil production from 375 BOPD to over 1,400 BOPD. This increase results from additional production from new wells drilled and completed in the Upper Terminal, Ranger and Tar formations.

North Wilmington Unit, California

During August 2006, the Company was required to curtail production in the NWU field when the heater treater failed. Currently, a temporary separation device is being used until the heater treater can be reconditioned, which is estimated to occur by the 1st quarter of 2007. As a result, daily production for the NWU had been initially reduced to approximately 300 BOPD gross but subsequently recovered to approximately 375 BOPD gross. During 2006, the Company has reworked nine previously inactive NWU producer wells. We will defer drilling new wells or performing additional recompletions until early 2007 when production facilities are upgraded and updated geological and petrophysical data is available.

Atlantic Rim Coalbed Methane project in the eastern Washakie Basin, Wyoming

As earlier reported, over 35% of the Company’s production from the Sun Dog Unit was curtailed in late August 2006 due to the failure of a high pressure gas compressor and the delay in repairing the compressor by a third party. As a result, daily gross production from the Sun Dog Unit was temporarily reduced from 5,500 Mcf per day to 3,500 Mcf per day. The rebuilt compressor was brought back into operation in early October and production is approaching its prior level.

The Company believes that a final draft Environmental Impact Statement (“EIS”) will be released for a 30 day public comment period by the BLM before year end. Also, the Company believes the final EIS Record of Decision allowing for full scale development of the Atlantic Rim CBM project will be posted by March 2007.

Pacific Rim Coalbed Methane Project and Baxter Shale Potential in the western Washakie Basin, Wyoming

Warren completed drilling a ten well exploratory CBM project in the Rifes Rim Unit in the Pacific Rim project in the western Washakie Basin. The CBM project is currently producing at a rate of approximately 140 Mcf/d, which is not commercially productive. Additional tests need to be performed to determine whether the coals in the Pacific Rim CBM prospect are commercially productive.

The Company also owns approximately 5,600 net acres in the Chicken Springs unit and the Vermillion Basin which may be prospective for developing natural gas in the Baxter Shale and other formations at depths up to 12,000 feet.

South Seminoe Deep Prospect, Hanna Basin, Wyoming

The Company owns a 50% working interest in and operatorship covering 14,187 gross acres in the Hanna Basin in South Central Wyoming.  Additionally, we have a farm-in from a large independent oil and gas company for 5,600 acres comprising the remaining acreage in the prospect. The Company has formed a federal unit for the prospect to target multiple potential hydrocarbon bearing formations. Warren has recently commenced drilling the initial exploratory well. The total projected depth for the first well will be located to 14,800 feet to penetrate the Nugget formation. Recently, we encountered drilling rig problems while attempting to recover drill pipe at a depth of 7,500 feet. The rig owner currently estimates it will take approximately 30 days before the rig is repaired. During this repair period, we will not be incurring rig charges.

Updated 2006 Guidance

Warren provides the following updated forecast for capital expenditures and production based upon the information available at the time of this release.  Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

Production:	Year ending December 31, 2006

Oil (MBbl)	445 – 455
Gas (MMcf)	975 – 1,025
Gas Equivalent (MMcfe)	3,645 – 3,755
Capex Budget (in thousands)	$91,700

Conference Call

The public is invited to listen to the Company’s conference call set for today, November 2, 2006, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed from the Company’s website at: www.warrenresources.com. If you are unable to participate during the live broadcast, the webcast will be archived on Warren’s website.  A telephonic replay will also be available through November 9, 2006 by dialing toll-free 888.286.8010 or for international callers please dial 617.801.6888 and enter passcode 51081123.

Financial and Statistical Data Tables

Following are financial highlights for the comparative third quarters ended September 30, 2006 and September 30, 2005.

Warren Resources, Inc

Consolidated Statements Of Operations (Unaudited)

	Three Months Ended
	September 30,
	2006	2005
Revenues
Oil and gas sales	$8,424,271	$3,818,082
Turnkey contracts with affiliated partnerships	58,365	2,680,722
Oil and gas sales from marketing activities	393,884	2,434,392
Well services	274,858	374,147
Net gain on investments	60,362	56,987
Interest and other income	1,019,482	653,400
	10,231,222	10,017,730

Expenses
Production & exploration	3,395,102	2,235,296
Turnkey contracts	51,742	2,919,731
Cost of marketed oil and gas purchased from affiliated partnerships	377,527	2,400,824
Well services	216,810	475,627
Depreciation, depletion, amortization and impairment	1,750,921	1,034,725
General and administrative	2,061,946	1,792,295
Interest	191,334	95,863
	8,045,382	10,954,361

Income (loss) before provision for income taxes and minority interest	2,185,840	(936,631)

Deferred income tax expense (benefit)	(30,000)	143,000

Income (loss) before minority interest	2,215,840	(1,079,631)

Minority interest	—	(18,890)

Net income (loss)	2,215,840	(1,098,521)

Less dividends and accretion on preferred shares	73,304	404,041

Net income (loss) applicable to common stockholders	$2,142,536	$(1,502,562)

Earnings (loss) per share - Basic	$0.04	$(0.04)
Earnings (loss) per share - Diluted	$0.04	$(0.04)

Weighted average common shares outstanding - Basic	53,317,367	42,001,928
Weighted average common shares outstanding - Diluted	54,890,425	42,001,928

Production:
Gas - MMcf	245.6	288.2
Oil - MBbls	117.2	34.5
Total Equivalents (MMcfe)	948.5	495.0

Realized Prices:
Gas - Mcf	$5.28	$6.86
Oil - Bbl	60.82	53.43
Total Equivalents (Mcfe)	8.88	7.72

	Nine Months Ended
	September 30,
	2006	2005
Net cash flow provided by (used in) operating activities:
Cash flow from operations	$6,220,953	$(11,853,880)

Changes in working capital accounts	3,933,442	10,519,662

Cash flow from operations before working capital changes	10,154,395	(1,334,218)

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its water flood oil recovery programs in the Wilmington Units located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are examples of forward looking statements. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including without limitation risks of declining oil and gas prices, competition for prospects, accuracy of reserve estimates, estimated rates of production, increases in drilling and lifting costs, increases in equipment and supply costs and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov).

Source: Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017

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